Exhibit 14.2

China Wind Systems, Inc.

ETHICS HOTLINE/WHISTLEBLOWER PROGRAM
职业准则连线/告发者政策（计划）

CHINA WIND SYSTEMS, INC.

ETHICS HOTLINE/WHISTLEBLOWER PROGRAM
职业准则连线/告发者政策(计划)

TO:	All Employees of China Wind Systems, Inc. (the “Company”)
所有China Wind Systems, Inc.（称“公司”）职员

FROM:	The Board of Directors, China Wind Systems, Inc.
公司董事会

Introduction: Briefly stated, this is a program established to provide any and all employees a confidential method to report any incidents which they believe may be illegal or improper financial, auditing or accounting conduct, any violation of the Company’s Code of Conduct or other unethical behavior.  This program is administered and overseen by the Company’s general counsel and Audit Committee and has been approved the Company’s Board of Directors.
简介: 该规划提供给职工一种保密方式，好让职工报告任何可疑的非法或不正当的财政，审计，或会计行为，或任何违反公司行为守则等不道德行为。该规划已获得公司董事会审批，由公司首席法律顾问与审计委员会执行监管。

Purpose of Program: Under the Sarbanes-Oxley Act of 2002, the audit committee of a company, such as China Wind Systems, Inc., which is a registered under the Securities Exchange Act of 1934, is required to established procedures for (1) receiving and retaining information about, and treating alleged incidents involving the company regarding accounting, internal accounting controls or auditing matter and (2) the confidential, anonymous submission of concerns by employees about questionable accounting or auditing matters.
规划目的：据萨班斯-奥克斯利法案的法规下，以美国1934年证券交易法注册的公司必须建立一个审计委员会，并建立适当程序 （1）收集，处理有关被告可疑的公司会计，内控或审计行为的资料； 及（2）收集可以审计，会计行为的保密，匿名职工报告。

Your Right to Report: If you know or believe that any person in the Company is doing anything which is illegal or improper with respect to financial, accounting, auditing or following proper procedures, you are encouraged to report the matter to the parties designated below.  The misconduct in question could range from stealing, embezzlement, bribing or taking bribes, to improper recording or reporting, or the improper withholding of information.  If you are in doubt as to whether or not to report an incident, report it.
报告事件的权利：如果你知道或怀疑任何职工犯了非法或不正当的财政，审计，会计或其他不正当行为，公司鼓励您向以下的人报告该事件。不正当行为包括偷窃，贪污，贿赂，做不当纪录或不当隐秘资料。如果您不确定是否应该报事件，应当报。

In addition to reporting matters of the type indicated above, you have the right to report or communicate concerns, about actual or potential violations of the Company’s Code of Conduct, including unethical behavior and actual or suspected fraud.
除了以上烈的行为以外，您有权利通报违反公司道德守则的存在或潜在事件，包括不道德及欺诈行为。

You also have the right to obtain advice before making decisions in the course of your work that appear to have significant legal or ethical implications.
您有权利做有重要法律或道德影响的决定之前，先询他人的忠告。

Person to Contact: You may discuss your concerns with supervisors, management, or our personnel department, as you think is most appropriate.  If you want to discuss your concerns with an outside director, who is not employed by us, all communications should be sent to the attention of one of the Company’s Audit Committee Representatives.  The Audit Committee Representatives shall be the chairman of the audit committee and one other member of the audit committee who is designated for that purpose by the audit committee.  The names and contact information for initial Audit Committee Representatives is set forth on Exhibit A.  A copy of our Code of Conduct will be maintained on our website at www.chinawindsystems.com.  The Code of Conduct on our website will include the names of and contact information for the Audit Committee Representatives.
联络人：您可以跟上司，管理层，或人资部门商量您的懮虑。如果您想跟非职员的独立董事商谈，请联络公司审计委员会代表人（审计委员会主席与另外一名委员）。这些代表人的名字，联络资料提供在附件A。另外，公司道德守则会登在公司网站上（www.chinawindsystems.com，也会包含审计委员会代表人的名字和联络资料。

Confidentiality: Your name will be kept confidential by the person you contact.  You also have the right to make reports anonymously.  No retribution will be taken against an employee making a report under this program.
保密政策：您联络的人会保密您的名字；您也可以用匿名的方式报事件。据该计划报告的职工不会受到任何报应。

Access to Reports and Records and Disclosure of Investigation Results: All reports and records associated with employee reports submitted under this program (“Whistleblower Reports”) are considered confidential information and access will be restricted to members of the Audit Committee, the Company’s legal department and employees of the Company or outside counsel involved in investigating a Whistleblower Report as contemplated by these procedures.  Access to reports and records may be granted to other parties at the discretion of the Audit Committee.    In the event that the Company contracts with a third party to handle complaints or any part of the complaint process, the third party will comply with these policies and procedures.
索取报告，宣报调查结果：所有关于职工在该计划下提交的报告和记录（称“告发者报告”）属于保密信息，只有公司审计委员会，法律部门，或协助调查告发者报告的职员或顾问。如果公司顾第三者处理报告程序，第三者也应遵守该政策程序。

Whistleblower Reports and any resulting investigations, reports or resulting actions generally will not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at the time.
除了符合当时实效的法律法规或公司政策规定之外，告发者报告和任何调查或诉讼不会公开披露。

Follow-Up: If you do not believe appropriate remedial action has been taken, you may report directly to our outside special counsel, Asher S. Levitsky P.C.  Mr. Levitsky can be contacted at:
追踪：如果您认为公司没有采取适当的反应，您可以报事件给公司的特别法律顾问，Asher S. Levitsky先生，以下是他的联络方式：

Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930-9725
E-mail: alevitsky@srff.com

Non-exclusive:  This program is designed to give you a special protected way to discuss matters of concern confidentially or anonymously, but is not your exclusive method.
非独家性：该计划既是一种特别保护方式，好让您保密或匿名的讨论事情，但并非是您唯一的披露方式。

The undersigned employee acknowledges that he or she has received a copy of the China Wind Systems, Inc. Ethics Hotline/Whistleblower Program.  A copy of this policy will be available on the Company website  at www.chinawindsystems.com .
以下签名的职员确认他已收到公司职业准则连线/告发者政策一份，一份也会登在公司网站www.chinawindsystems.com.

Name 名字	Date 日期

EXHIBIT A
附件A

Names and Contact Information for Audit Committee Representatives
审计委员会代表人的联络资料

1.	Gerry Goldberg, Chairman of Audit Committee
Address: 1167 Caledonia Road, Toronto, Ontario M6A 2X1, Canada
Phone: (416) 780-2203
Fax: (416) 785-5663
Email: gerry.goldberg@slf.ca

2.	Xi Liu
Address:  Room 602, No. 254 Taihu Garden Phase II, Wuxi City, Jiangsu Province,
    People’s Republic of China
Phone: (011-86) 153-1220-6007
Fax: (011-86) 0510-8998-6339
Email: xiliuchina@yahoo.cn